Exhibit 10.7

PROMISSORY NOTE

US$100,000	September 16, 2011	San Francisco, California

FOR VALUE RECEIVED, The Innes Group, Inc., a California corporation, (the “Maker”) promises to pay Brad Holland (the “Holder”), the sum of One Hundred Thousand Dollars and no/cents ($100,000.00) in Canadian currency, plus interest thereon at the rate of four percent (4%) per annum.  The principal sum plus all accrued interest thereon shall be due and payable to the Holder three years (3) from the date of this Note or from the date of the sale of Maker’s common stock in a private placement or public offering, which ever occurs first.

Time is expressly made the essence of this Note and in the event the Maker fails to make payment on the due date, then the unpaid balance shall automatically become due and payable, all without notice to the Maker of this Note.

In the case of legal proceedings to collect this Note, or in the case this Note is handed to an attorney for collection, Maker agrees to pay a reasonable attorney’s fee.  Maker shall have the right to prepayment of all or any portion of this Note at anytime.

This Note will be construed under the laws of the State of California and exclusive jurisdiction and venue of any action brought by any party hereto will be state or federal courts of the State of California.

THE INNES GROUP, INC.

BY:	MICHAEL HINSHAW
President